Exhibit 99.1

RenaissanceRe Announces $275 Million Public Offering of 5.375% Series E Preference Shares

PEMBROKE, Bermuda, May 20, 2013—RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today it has agreed to sell in an underwritten public offering $275 million aggregate liquidation preference of its 5.375% Series E Preference Shares, or 11 million shares, with a liquidation preference of $25 per share. RenaissanceRe currently expects to consummate the sale to the underwriters on May 28, 2013, subject to customary closing conditions. RenaissanceRe anticipates using the net proceeds from the offering to redeem all of its outstanding 6.60% Series D Preference Shares and the remaining net proceeds to redeem, in whole or in part, its outstanding 6.08% Series C Preference Shares. We have granted the underwriters the option to purchase 1.65 million additional 5.375% Series E Preference Shares, representing $41.25 million aggregate liquidation preference, within 30 days to cover over-allotments, if any.

Dividends on the Series E Preferred Shares will be payable on a non-cumulative basis only when, as and if declared by the Company’s board of directors at a rate equal to 5.375% of the liquidation preference per annum. RenaissanceRe may redeem all or a portion of the Series E Preference Shares at a redemption price of $25 per share on or after June 1, 2018. RenaissanceRe intends to have the Series E Preference Shares listed on the New York Stock Exchange under the symbol “RNRPRE.”

Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as joint book-running managers for the offering. A shelf registration statement relating to the offering was originally filed with the U.S. Securities and Exchange Commission on June 11, 2010 and was effective upon filing. The offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state. The offering may be made only by means of a preliminary prospectus supplement and accompanying prospectus. Copies of the preliminary prospectus, the final prospectus, when available, and the accompanying prospectus relating to the offering may be obtained from Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, cmclientsupport@wellsfargo.com, 1-800-326-5897; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, 1-800-831-9146; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway 11th Floor, New York, NY 10038, Dg.prospectus_requests@baml.com, 1-800-294-1322.

This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures managed by the Company’s ventures unit and (2) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Investors:	Kekst and Company
RenaissanceRe Holdings Ltd. Rohan Pai, 441-295-4513	Peter Hill or Dawn Dover 212-521-4800